EXHIBIT 10.97

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT, dated as of 26 March 2009 (this “Severance Agreement”), by and between Numonyx B.V., (Swiss Branch), A-ONE Business Center, Z.A. Vers la Piece, Rte de l’Etraz, 1180 Rolle (“Numonyx”), and Mario Licciardello (the “Executive”).

WHEREAS, Numonyx and the Executive have entered into an employment agreement dated 30 March 2008, as amended by a letter agreement between Numonyx and the Executive dated 26 March 2009 (together, the “Employment Agreement”), pursuant to which the Executive is employed by Numonyx effective as of the Commencement Date (as defined in the Employment Agreement); and

WHEREAS, Numonyx and the Executive intend that this Severance Agreement shall set forth the payments to be received on a termination of the Executive’s employment, pursuant to Articles 11.1 or 11.3 of the Employment Agreement, during the Protection Period (as defined below).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      1.     Duration.

(a)           Effectiveness.  This Severance Agreement shall become effective as of the Commencement Date.

(b)           Term.  The term of this Severance Agreement (the “Protection Period”) shall commence on the Commencement Date and shall terminate on 31 March 2010 (the “End Date”); provided, however, that in the event a Change of Control (as defined below) occurs prior to the End Date, the Protection Period shall expire on the later of (i) the End Date and (ii) the first anniversary of the Change of Control.

(c)           Applicability.  The terms and conditions of this Severance Agreement shall apply only in the event of a termination of the Executive’s employment pursuant to Articles 11.1 or 11.3 of the Employment Agreement during the Protection Period.

2.    Termination of Employment.  In the event that, during the Protection Period, the Executive’s employment with Numonyx is terminated pursuant to, and in accordance with the requirements of, Articles 11.1 or 11.3 of the Employment Agreement, the following terms and conditions set out below in Section 2(a) through 2(d) shall apply:

(a)           Termination for Severance Cause; Resignation Without Good Reason.

(i)             If Numonyx terminates the Executive’s employment under circumstances constituting Severance Cause, as defined in Section 2(a)(ii), or if the Executive resigns from employment with Numonyx under circumstances that do not constitute Good Reason, as defined in Section 2(a)(iii), the Executive shall only be entitled to payment of: (A) unpaid Base Salary through and including the date the Executive’s employment terminates (the “Date of Termination”); (B) any bonus declared as payable to the Executive by the Supervisory Board of Numonyx Holdings B.V. (“Holdings”, and the Supervisory Board of Holdings being referred to in this Severance Agreement as the “Supervisory Board”) or its designee for the year prior to the year in which the Date of Termination occurs which has not been paid as at the Date of Termination; (C) any reimbursement of expenses not yet reimbursed by Numonyx in accordance with Numonyx’s policies then in effect; and (D) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of Numonyx or Holdings (including, without limitation, under the Holdings Equity Incentive Plan (the “Equity Plan”)) (all such amounts described in (A), (B), (C), and (D) being the “Other Accrued Compensation and Benefits”).  The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment under this Severance Agreement or under the Employment Agreement.

(ii)           Termination for “Severance Cause” shall mean termination of the Executive’s employment because of:

(A)          any act or omission that constitutes a material breach by the Executive of any of his obligations under the Employment Agreement;

(B)          the willful and continued failure or refusal of the Executive to conduct the duties reasonably required of him under the Employment Agreement;

(C)          the Executive’s conviction of (x) any violent crime or (y) any other crime involving dishonesty, fraud, corruption or moral turpitude;

(D)          the Executive’s engaging in any misconduct or neglect that is materially injurious to the financial condition or business reputation of any member of Numonyx Group;

(E)          the Executive’s breach of a written policy of Numonyx or a published regulation of any governmental or regulatory body applicable to Numonyx, in any case, which breach is materially injurious to the financial condition or business reputation of any member of Numonyx Group; or

(F)          the Executive’s refusal to follow the reasonable directions of the Supervisory Board or the person to whom he reports, provided that, if requested by the Executive, such directions shall be in writing;

provided, however, that no event or condition described in clauses (A) through (F) shall constitute Severance Cause unless (x) the circumstances giving rise to such event or condition cannot be corrected; OR ( y ) the circumstances giving rise to such event or condition can be corrected AND; (G) Numonyx first gives the Executive written notice of its intention to terminate his employment for Severance Cause and the grounds for such termination; and (H) such grounds for termination are not corrected by the Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

(iii)             Resignation for “Good Reason” shall mean termination of employment by the Executive because of the occurrence of any of the following events without the Executive’s prior written consent: (A) a decrease in the Executive’s Base Salary, or a failure by Numonyx to pay material compensation or provide material benefits due and payable to the Executive under his Employment Agreement; (B) a material diminution of the authority, duties or responsibilities of the Executive from those set forth in his Employment Agreement; (C) Numonyx’s requiring the Executive to be based at any office or location more than 60 miles from Canton of Vaud, Switzerland; (D) a material breach by Numonyx of any term or provision of the Executive’s Employment Agreement; or (E) the failure of Numonyx to cause the transferee or successor to all or substantially all of the assets of Numonyx to assume by operation of law or contractually Numonyx’s obligations hereunder; provided, however, that no event or condition described in clauses (A) through (E) shall constitute Good Reason unless (x) the Executive gives Numonyx written notice of the circumstances constituting Good Reason and the grounds for such termination within 30 days of the Executive’s learning of the initial occurrence of the event or condition constituting Good Reason and (y) such grounds for termination (if susceptible to correction) are not corrected by Numonyx within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, Numonyx has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

(b)           Termination without Severance Cause; Resignation for Good Reason.

(i)           If the Executive’s employment is terminated by Numonyx under circumstances that do not constitute Severance Cause, or if the Executive resigns from employment with Numonyx under circumstances constituting Good Reason, Numonyx shall pay the Executive the Other Accrued Compensation and Benefits within 30 days following the Date of Termination, except as otherwise provided under the terms of the applicable plan, program or policy, and, subject to the terms of this Severance Agreement, a cash amount (the “Severance Amount”) equal to the sum of (A) the Executive’s annual rate of Base Salary (determined prior to any decrease therein constituting Good Reason) and (B) the amount, if any, equal to the greater of the Executive’s minimum performance bonus (if any) and 50% of the Executive’s annual target bonus for the year in which the termination of employment occurs, such sum payable in 12 equal monthly installments, commencing, subject to Section 2(b)(iii) on the 33rd day following the Date of Termination.  In addition, in the event the Executive’s employment terminates pursuant to this Section 2(b)(i), any unvested equity-based compensation awards previously granted or awarded to the Executive in the form of stock options or otherwise under any equity-based compensation plan of Numonyx or Holdings, including, without limitation, under the Equity Plan (the “Equity Awards”) shall continue to vest in accordance with their terms until the first anniversary of the Date of Termination and shall remain exercisable (to the extent exercisable) until the earlier to occur of (C) the day after the first anniversary of the Date of Termination and (D) the original expiration date of the Equity Award.  The Executive shall have no further rights under this Severance Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

            (ii)           In the event that the Executive’s employment terminates pursuant to this Section 2(b) either (X) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control (as defined herein) or (Y) after a Change of Control, and the Date of Termination occurs prior to the first anniversary of such Change of Control:  (A) Numonyx shall provide and pay the Executive the benefits and amounts set forth in (and at the times set forth in) Sections 2(b)(i) above, provided that the Severance Amount shall be two times the Severance Amount payable pursuant to Section 2(b)(i) above; (B) the Restricted Period for purposes of Article 13 of the Employment Agreement shall be the 24-month period following the Date of Termination; and (C) all unvested Equity Awards shall fully and immediately vest (and to the extent exercisable, shall become exercisable) and shall remain exercisable until the earlier to occur of (i) the first anniversary of the Date of Termination and (ii) the original expiration date of the Equity Award. For purposes of this Severance Agreement, a “Change of Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of Holdings or a corporation owned directly or indirectly by the shareholders of Holdings in substantially the same proportions as their ownership of shares of Holdings, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Securities Exchange Act), directly or indirectly, of securities of Holdings representing 20% or more of the total voting power represented by the then outstanding Voting Securities (“Voting Securities” being any securities of Holdings that vote generally in the election of Supervisory Board members), or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Supervisory Board and any new Supervisory Board member whose election to the Supervisory Board or nomination for election by Holdings’ shareholders was approved by a vote of at least two-thirds (2/3) of the Supervisory Board members then still in office who either were Supervisory Board members at the beginning of the period or whose election or nomination for election was previously so approved or was approved by Holdings’ shareholders pursuant to Article II of the Securityholders’ Agreement

(the “Securityholders’ Agreement being the securityholders’ agreement dated as of March 30, 2008, by and among STMicroelectronics N.V., Intel Corporation, Intel Technology Asia Pte Ltd, Redwood Blocker S.a.r.l., a limited liability company organized under the laws of The Grand- Duchy of Luxembourg, PK Flash, LLC, a Delaware limited liability company, Francisco Partners II (Cayman) L.P., an exempted limited partnership organized under the laws of the Cayman Islands, Francisco Partners Parallel Fund II, L.P., a Delaware limited liability company and Holdings), cease for any reason to constitute a majority thereof, or (iii) the shareholders of Holdings approve a merger or consolidation of Holdings with any other entity, other than a merger or consolidation that would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities or those of such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Holdings approve a plan of complete liquidation of Holdings or an agreement for the sale or disposition by Holdings (in one transaction or a series of transactions) of all or substantially all of Holdings’ assets.

(iii)           Numonyx shall not be required to make the payments of the Severance Amount provided for under this Section 2(b), unless, on the 32nd day after the Date of Termination, the Executive executes and delivers to Numonyx a release and waiver of claims in a form provided by Numonyx and the release has become effective and irrevocable in its entirety.

(iv)           In no event shall the Executive be obligated to seek other employment or take any other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provision of this Severance Agreement.

        (c)           Termination Due to Disability.  In the event of termination of the Executive’s employment by reason of the Executive’s disability, (i) Numonyx shall pay and provide to the Executive within 30 days of the Date of Termination (in the case of payments) (A) the Other Accrued Compensation and Benefits and (B) a pro rata portion of the amount, if any, equal to the greater of the Executive’s minimum performance bonus (if any) and 50% of the Executive’s annual target bonus for the year in which the termination of employment occurs, and

(ii) notwithstanding the terms of the Equity Plan or otherwise, all Equity Awards which are vested and are exercisable as of the Date of Termination shall remain exercisable until the earlier to occur of (A) the first anniversary of the Date of Termination and (B) the original expiration date of the Equity Award. For purposes of this Severance Agreement, “disability” shall have the meaning set forth in Numonyx’s long-term disability plan generally applicable to Numonyx’s senior executives as may be in effect from time to time, and, if Numonyx does not maintain such a plan, then such meaning as may be determined by the Supervisory Board acting in good faith.

        (d)           Source of Payments.  All payments provided under this Severance Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of Numonyx, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments that Numonyx may make to aid Numonyx in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from Numonyx hereunder, such right shall be no greater than the right of an unsecured creditor of Numonyx.

3.              Certain Remedies.

(a)           Forfeiture/Payment Obligations.  In the event the Executive fails to comply with any of the covenants set forth in Articles 12, 13, 15 and 16.2 of the Employment Agreement, other than any isolated, insubstantial or inadvertent failure that is not in bad faith, the Executive agrees that he will:

(i)           forfeit any Severance Amount not already paid, as of the date of the breach of such covenant, pursuant to Section 2(b) of this Agreement; and

           (ii)           forfeit all options, restricted shares and other equity-based compensation awarded by Numonyx or Holdings (x) that have not vested as of the date of the breach of such covenant or (y) that have not been exercised (in the case of options or other awards with features similar to exercise) at the date of a determination by a court or arbitrator that the Executive failed to comply with such covenant.

The Executive will pay Numonyx any amount forfeited under this Section 3(a) within 10 days of a determination by a court or arbitrator that the Executive failed to comply with such covenants contained in his Employment Agreement.  The obligations under this Section 3(a) are full recourse obligations.  The Executive hereby represents that his economic means and circumstances are such that such provisions will not prevent the Executive from providing for himself and his family on a basis satisfactory to the Executive.

           (b)           Injunctive Relief.  Without intending to limit the remedies available to Numonyx, including, but not limited to, those set forth in Section 3(a) of this Severance Agreement, the Executive agrees that a breach of any of the covenants contained in Articles 12, 13, 15 and 16.2 of the Employment Agreement, may result in material and irreparable injury to Numonyx for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Numonyx shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by such covenants contained in his Employment Agreement or such other relief as may be required specifically to enforce any of such covenants.

4.              Severability Clause.  In the event any provision or part of this Severance Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Severance Agreement, will be inoperative.

5.              Nonassignability; Binding Agreement.

(a)           By the Executive.  This Severance Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)           By Numonyx.  This Severance Agreement and all of Numonyx’s rights and obligations hereunder shall not be assignable or delegable by Numonyx except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of Numonyx’s assets.

(c)           Binding Effect.  This Severance Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of Numonyx and the Executive’s heirs and the personal representatives of the Executive’s estate.

        (d)           Condition Precedent.  This Severance Agreement is contingent upon the approval of this Severance Agreement by the Supervisory Board (or its designee) and will not, irrespective of its execution by the parties, become binding upon Numonyx unless and until such approval is given. Numonyx will make reasonable efforts to present this Severance Agreement for approval by the Supervisory Board at the next Supervisory Board meeting following the Executive’s execution of this Severance Agreement.

6.           Definitions.  Capitalized terms used in this Severance Agreement that are not defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

7.           Withholding.  Any payments made or benefits provided to the Executive under this Severance Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

8.           Amendment; Waiver.  This Severance Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Severance Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Severance Agreement, or of any subsequent breach by such party of a provision of this Severance Agreement.

       9.           Entire Agreement; Supersedes Previous Agreements.  This Severance Agreement and the Employment Agreement contain the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersede all prior negotiations, commitments, agreements and writings with respect to the subject matter hereof (including, without limitation, the severance agreement between the parties dated 30 March 2008), all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.  In the event of any inconsistency between any provision of this Severance Agreement and any provision of any plan, program, policy, arrangement or other agreement of Numonyx, the provisions of this Severance Agreement shall control.

10.           Counterparts.  This Severance Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

11.           Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Severance Agreement.

12.           Notices.  Any notices to be given under this Agreement to the Executive shall be served either personally or via registered mail sent to the Executive’s home address as recorded in the records of Numonyx. Any notices to be given under this Agreement to Numonyx shall be served via registered mail to Numonyx B.V., A-ONE Biz Center, Z.A. Vers la Piece, Rte. de l’Etraz, 1180 Rolle, Switzerland, Attention:  General Counsel. Notices and other communications hereunder shall be effective upon receipt.

13.           Governing Law.  All matters affecting this Severance Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of Switzerland and any disputes arising out of or in connection with this Agreement shall be submitted to the competent courts of the Canton of Vaud.  To the extent that the Executive is entitled to receive any other severance, payments in lieu of notice or similar payments as a result of the Executive’s termination of employment for any reason whatsoever, such payments shall be offset against any obligation that Numonyx may have to pay the Executive the Severance Amount pursuant to the terms of this Severance Agreement.

IN WITNESS WHEREOF, Numonyx has caused this Severance Agreement to be signed by its officer pursuant to the authority of its Supervisory Board, and the Executive has executed this Severance Agreement, as of the day and year first written above.

NUMONYX B.V. (SWISS BRANCH)

By	/s/ Kenneth Lever
Name:	Kenneth Lever,
Chief Financial Officer

By	/s/ Kevin M. Fillo
Name:	Kevin Fillo,
Vice President and General Counsel

THE EXECUTIVE

/s/ Mario Licciardello
Mario Licciardello